OOO Elite Moto

Ul Admirala Lazareva D.50-1, Unit 22, Moscow Russia, 117042
info@rideelitemoto.com

BROKERAGE AGREEMENT

This agreement confirms that **Modern Mobility Aids, Inc.** ("The Company") and any of the Company's subsidiaries or related companies, engages **OOO Elite Moto, ("The Representative"), commencing** **April 26, 2010** (start date) **under the following terms and conditions:**

1. The Representative will diligently promote the sale of the Company's products and act as the Company's sales representative for all products supplied by **Modern Mobility Aids, Inc.,** selling into Representative's territory and will make no representations, warranties or commitments binding the Company without the Company's prior written consent. This will include any product sold through distributors.

2. The Representative will serve as an independent contractor. The Representative will bear all expenses incurred in its sales endeavors except those, which the Company agrees to pay for in writing or by verbal agreement between the two parties.

3. The Company agrees to pay the Representative, as compensation for its services, a total commission of 5% for retail work and headquarter calls to be paid on the net invoice amount of sales shipped into the Representative's exclusive territory. **Marketing Funds (slotting funds, placement funds, free goods, ad funds, trade show costs, etc.)** will not be deducted against Representatives net sales.

4. The Representative shall receive commission on all shipments into its exclusive territory. Commissions shall be paid on all orders originating from customers within the Representative's exclusive territory, regardless whether said orders are sent by the Representative or received directly by the Company from customers over the telephone, through the mail, by fax, or through other means without the Representative's assistance.

5. There will be no deductions or charge backs from the Representative's unless notified in advance by the Company and the Representative will assist in the collection of delinquent accounts as needed.

6. The Company shall provide the Representative without charge the necessary samples, supplies, promotional materials, reprints of advertisements, and such other items as the Company may deem advisable for promotion of its business and will make available to the Representative those pamphlets, advertising, promotional and sales materials free of charge and in reasonable quantities.

7. The Company shall maintain an accurate set of books and records regarding commissions due the Representative, and shall furnish the Representative with copies of these invoices within thirty (30) days. Commission statements containing accurate purchase order numbers, shipping dates, customer's names and addresses, invoice numbers and invoice dollar amounts and payments (including all payments due for sales reps and road staff hired and supervised by the Representative) shall be included with the commission check issued to the Representative on or before the 15th day of the month following the month in which the goods are shipped.

8. Either party may terminate this Agreement at this time or anytime after this date with a 30-day written notice prior to termination. This Agreement cannot be shortened without the express written consent of both parties.

9. At the termination of this agreement, a final accounting shall be made between the parties. The Company shall maintain an accurate set of books and records regarding commissions due the Representative following the termination of this Agreement and the Representative shall be paid full commission on all accepted orders in-house at the date of termination which is shipped within the 30 days after termination.

10. Any case or controversy arising among or between the parties hereto, this Agreement or the subject matter herein shall be settled by arbitration. The decision of the arbitrators shall be final and binding and the prevailing party shall be entitled to recover all reasonable attorney fees and costs.

11. The Company shall provide the Representative with the names of all persons and companies within its exclusive territory.

12. In the absence of any neglect on the part of the Representative, the Company agrees to indemnify and hold the Representative harmless against any and all losses, legal fees, court costs and reasonable expenses arising from or in connection with claims for the infringement of any patent rights, property damage or personal injury arising from products manufactured by the Company or sold by the Company pursuant to this Agreement.

13. This Agreement forms the entire understanding between the parties. It cancels and supersedes all prior agreements and understandings. There shall be no change or modification of any of the terms in this Agreement unless it is reduced to writing and signed by both parties.

14. This Agreement shall be binding upon each of the parties hereto, their heirs, successors, assigns and successors in interest.

15. If any term or provision of this Agreement shall to any extent is invalid or unenforceable, the remainder of the Agreement shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

16. Any failure by either party to enforce this Agreement at any time or to exercise any option provided for herein will not constitute a waiver of any provisions of this Agreement.

17. All notices called for under this agreement must be in writing and will be deemed given when mailed, certified mail, return receipt requested, to a party at its address written above or at such other address as a party may hereafter designate in writing to the other party.

Modern Mobility Aids Inc.

BY: [signature]

DATE: 26 April, 2010

Sergei Khorolski
Director

OOO Elite Moto

BY: [signature]

DATE: 26 April, 2010

Nikolai Medvedev
Director

Account Coverage: "Moskovskaya Oblast"